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Exhibit 99(a)

FOR IMMEDIATE RELEASE                                                   PEX 0301
                                                                        3/06/03

              PETROCORP COMPLETES SALE OF ITS CANADIAN SUBSIDIARIES

Tulsa, Okla. (March 6, 2003) - PetroCorp Incorporated (AMEX:PEX) confirmed today that it has completed the previously announced sale of its Canadian subsidiaries to an affiliate of Enerplus Resources Fund. The sales price was approximately $CDN168 million ($US112 Million) which is subject to a post-closing adjustment for certain working capital components.

Proceeds from the sale will be used to reduce debt and for general corporate purposes. More details of the effects of the transaction on PetroCorp's financial position and results of operations will be provided in its annual earnings release which will be distributed on or before March 15, 2003.

PetroCorp Incorporated is a Tulsa, Oklahoma based publicly traded energy company engaged in the exploration, production, acquisition and enhancement of oil and natural gas reserves in the Mid-Continent and Gulf Coast regions in the United States. For more information on PetroCorp, go to www.petrocorp.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from these expectations. Among the factors that could cause actual results to differ materially are the timing and success of the company's drilling activities, the volatility of the prices and supply and demand for oil and gas, the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs, the usual hazards associated with the oil and gas industry (including blowouts, cratering, pipe failure, spills, explosions and other unforseen hazards), and increases in regulatory requirements, as well as other risks described from time to time in the company"s periodic reports filed with the Securities and Exchange Commission.

                                    Contacts:
                                 (918) 491-4500
                   Steven R. Berlin - Chief Financial Officer
                     Gary R. Christopher - President and CEO